Exhibit 99.5

                           UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     On May 23, 1997, the Joint Tender Offer for the Conrail shares expired. As a result of the contribution by the Company and NSC of Conrail shares owned by them before the Joint Tender Offer as well as the contribution of funds to complete the Joint Tender Offer and the merger, they have, respectively, a 42 percent and a 58 percent economic interest in a jointly owned acquisition entity (the "Acquisition Entity") which now owns the Conrail shares held in a voting trust pending Surface Transportation Board ("STB") approval. The Company and NSC also each may exercise a 50 percent voting interest in the Acquisition Entity and each has the right to appoint 50 percent of that entity's directors and a full-time Co-Chief Executive Officer. Under the CSX/NSC Agreement, subject to STB approval, the Company will operate routes and assets (or rights thereto) that generated approximately 42 percent of Conrail's 1995 revenues.

     The exercise of control over Conrail by the Company and NSC remains subject to a number of conditions and approvals, including approval by the STB, which has the authority to modify contract terms and impose additional conditions, including with respect to divestitures, grants of trackage rights and other terms of continuing operations. The Company and NSC intend to file a joint application with the STB in June 1997 for control and division of Conrail and for such other matters as may be required to be approved by the STB. The joint STB application will address traffic flows, operations and related matters; will outline the capital investments each company plans to make in new connections and facilities and to increase capacity on critical routes; and will detail operating savings and other public benefits resulting from the transaction. The application also will contain certain historical and pro forma financial information required by the STB. The STB has issued a scheduling order that provides for issuance of a final STB decision no later than 350 days after the Company and NSC file their joint application. No assurance can be given with respect to the receipt of STB approval or the modifications or conditions that may be imposed in connection therewith.

     The Unaudited Pro Forma Financial Statements included herein present a Condensed Consolidated Statement of Financial Position for the Company as of March 28, 1997, and Condensed Consolidated Statements of Earnings for the fiscal quarter ended March 28, 1997, and the fiscal year ended December 27, 1996. The pro forma financial statements reflect (i) the completion by the Company and NSC of their Joint Tender Offer for the Conrail Shares and the merger at $115 per share through the Acquisition Entity; and (ii) the related borrowings by the Company.

     These events are reflected in the Pro Forma Condensed Consolidated Statement of Financial Position as if they had occurred on March 28, 1997, and in the Pro Forma Condensed Consolidated Statements of Earnings as if they had occurred at the beginning of the period presented. The financial information for Conrail was based upon its historical financial statements for the quarter ended March 31, 1997, and for the year ended December 31, 1996, as reported in its Form 10-Q and Form 10-K, respectively. Conrail's 1996 results included a special charge of $135 million (pre-tax) for voluntary separation programs.

     The Company is using the equity method of accounting for its interest in Conrail following consummation of the Joint Tender Offer and continuing through the date Conrail shares are held in the voting trust - a period that will extend at least until the effective date of the STB's decision approving the transactions contemplated by the CSX/NSC Agreement (if such approval is obtained). In accordance with Accounting Principles Board ("APB") Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock," the excess of the Company's purchase price over the underlying net assets acquired ("Excess") is being amortized. Based on a preliminary analysis of the fair value of the underlying net assets of Conrail, the Company believes a significant portion of the Excess will be allocated to long-lived assets other than goodwill. Further information as to the values of assets and liabilities, as well as specific allocations to the Company or NSC, may affect these preliminary estimates.

     The method of accounting for the investment in Conrail subsequent to dissolution of the voting trust will depend on the final terms of the ownership arrangement between the Company and NSC approved by the STB. Additionally, the ultimate terms of leases, operating partnerships and other arrangements will affect the accounting. It is also expected that some of the assets and operations of Conrail will remain subject to joint control by the Company and NSC and, thus, will continue to be accounted for using the equity method of accounting even after STB approval.

     The unaudited pro forma financial statements do not reflect synergies, and, accordingly, do not account for any potential increases in operating income, any estimated cost savings, any adjustments to conform accounting practices or any capital expenditures to be realized or made by either the Company or Conrail to achieve such improvements. The unaudited pro forma financial statements are prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that might have occurred had the applicable transactions actually taken place on the date indicated, or of future results of operations or financial position of the standalone or combined entities.

     The unaudited pro forma financial statements are based on the historical consolidated financial statements of the Company and Conrail and should be read in conjunction with such historical financial statements and the notes thereto.

        PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                              As of March 28, 1997
                                    Unaudited
                              (Dollars in Millions)
                                                                      Pro Forma
                                                                       CSX with
                                               CSX       Pro Forma     Conrail
                                            Historical  Adjustments   Investment
Assets
    Current assets                           $  1,941    $  1,941
    Properties - net                           11,924      11,924
    Investment in Conrail                       1,955    $  2,251(1)       4,206
    Other long-term assets                      1,068          50(1)       1,118
                                             --------    --------       --------

        Total assets                         $ 16,888    $  2,301       $ 19,189
                                             ========    ========       ========
Liabilities
    Current liabilities                      $  2,571    $    101(1)    $  2,672
    Long-term debt                              4,243       2,200(1)       6,443
    Deferred income taxes                       2,743       2,743
    Other long-term liabilities                 2,204       2,204
                                             --------    --------       --------
        Total liabilities                      11,761       2,301         14,062
                                             --------    --------       --------
Shareholders' Equity
    Common stock                                  218         218
    Other capital                               1,470       1,470
    Retained earnings                           3,546       3,546
    Minimum pension liability                    (107)       (107)
                                             --------    --------       --------
        Total shareholders' equity              5,127          --          5,127
                                             --------    --------       --------
        Total liabilities and shareholders'
          equity                             $ 16,888    $  2,301       $ 19,189
                                             ========    ========       ========

See accompanying Notes to Unaudited Pro Forma Financial Statements.

             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                       Fiscal Quarter Ended March 28, 1997
                                    Unaudited
                  (Dollars in Millions, Except Per Share Data)



                                                                  Pro Forma CSX
                                    CSX          Pro Forma         with Conrail
                                 Historical      Adjustments      Investment (5)
                                 ----------      -----------      --------------

Operating revenue                   $2,567                           $  2,567
Operating expense                    2,243                              2,243
                                    ------                           --------
Operating income                       324                                324
Other income (expense)                  (7)      $    1 (3)                (6)
Interest expense                        84           46 (2)               130
                                    ------       ------              --------
Earnings before income taxes           233          (45)                  188
Income tax expense                      82          (16)(4)                66
                                    ------       ------              --------
Net earnings                        $  151       $  (29)             $    122
                                    ======       ======              ========

Earnings per share                  $ 0.70       $(0.14)             $   0.56
Average common shares outstanding
  (thousands)                      217,227                            217,227


See accompanying Notes to Unaudited Pro Forma Financial Statements.

             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                       Fiscal Year Ended December 27, 1996
                                    Unaudited
                  (Dollars in Millions, Except Per Share Data)


                                                               Pro Forma CSX
                                      CSX         Pro Forma    with Conrail
                                   Historical    Adjustments   Investment (5)
                                   ----------    -----------   --------------

Operating revenue                   $  10,536                   $  10,536
Operating expense                       9,014                       9,014
                                    ---------                   ---------
Operating income                        1,522                       1,522
Other income                               43   $      70 (3)         113
Interest expense                          249         285 (2)         534
                                    ---------   ---------       ---------
Earnings before income taxes            1,316        (215)          1,101
Income tax expense                        461         (96)(4)         365
                                    ---------   ---------       ---------
Net earnings                        $     855   $    (119)      $     736
                                    =========   =========       =========

Earnings per share                  $    4.00   $   (0.55)      $    3.45
Average common shares outstanding
  (thousands)                         213,633                     213,633


See accompanying Notes to Unaudited Pro Forma Financial Statements.

                NOTES TO UNAUDITED PRO FORMA  FINANCIAL  STATEMENTS  (Dollars in
                  Millions, Except Per Share Data)

Note 1.  Preliminary Calculation of Purchase Price

     Pursuant to the CSX/NSC Agreement, CSX has invested approximately $4.156 billion (including the $1.955 billion expended in November 1996, and excluding transaction costs) to acquire, through its ownership interest in Conrail, various Conrail routes and assets or rights thereto. The acquisition was financed with a combination of debentures and commercial paper. The purchase price has been preliminarily calculated as follows:


 Estimated Conrail shares outstanding at May 23, 1997 (000's)                          86,475
 Less:   Shares acquired pursuant to CSX's first tender offer (a)                     (17,775)
         Shares acquired pursuant to NSC's first tender offer                          (8,200)
                                                                                     --------
         Shares acquired pursuant to Joint Tender Offer and merger                     60,500
 Joint Tender Offer and merger price per share                                       $    115
                                                                                     --------
         Cost of shares acquired pursuant to Joint Tender Offer and merger            $ 6,958
 Plus:   Cost of shares acquired pursuant to CSX's first tender offer (a)               1,955
         Cost of shares acquired pursuant to NSC's first tender offer                     943
         Unexercised Conrail stock options                                                 39
                                                                                     --------
 Joint purchase price                                                                   9,895
 CSX's allocation                                                                          42%
                                                                                     --------
 Joint purchase price payable by CSX                                                    4,156
 Estimated transaction fees payable by CSX                                                 50
                                                                                           --
 Purchase price payable by CSX, including transaction fees                              4,206
 Less:   Cost of shares held at March 28, 1997                                         (1,955)
                                                                                     --------
 Pro forma adjustment to Conrail investment                                             2,251
 Pro forma adjustment for debt issuance costs                                              50
                                                                                     --------
 Pro forma adjustment to debt                                                           2,301
 Less:   Current portion of commercial paper                                             (101)
                                                                                     --------
 Pro forma adjustment to long-term debt                                              $  2,200
                                                                                     ========

(a) Exclusive of 85,000 shares previously sold by CSX at an average price of $98.983 per share.

Note 2. Debt

     Long-term debt has been increased by $2.2 billion and short-term debt has been increased by $0.1 billion to reflect the net additional borrowing subsequent to March 28, 1997 to finance the Company's purchase price (including transaction fees and debt issuance costs) in excess of the $1.955 billion previously paid. This net additional borrowing is inclusive of the proceeds of $2.5 billion of debentures, reduced by net repayments of commercial paper previously outstanding. As a consequence of the Company's first tender offer and its share of the subsequent Joint Tender Offer and merger, short-term and long-term debt of $4.256 billion is outstanding, as follows:

                                                            Weighted-Average
                                     Principal              Interest Rate for
                                      Amount               Pro Forma Adjustment
                                      ------               --------------------
 Debentures                            $2,500                 7.55% (fixed)
 Commercial paper                       1,756                 5.70% (variable)
 Total debt incurred by CSX            $4,256                 6.79%

Pro forma interest expense has been increased as a result of the additional debt incurred, as noted below. Debt placement fees, debt discount and related costs are being amortized on the interest method and, together with annual commitment fees, approximate $7 million in the first year after consummation of the Joint Tender Offer. Inclusive of these costs, the effective interest rate is approximately 6.95%. If interest rates assumed were to change by one-eighth of one percent, the pro forma interest expense on variable rate debt associated with the transaction would vary by $2 million annually.


                                       Fiscal Quarter Ended    Fiscal Year Ended
                                          Mar. 28, 1997         Dec. 27, 1996
                                          -------------         -------------
 Effective interest on $4.256
    billion of debt                            $74                   $296
 Less: interest already recognized
    in historical financial statements*        (28)                   (11)
                                               ---                    ---
 Pro forma adjustment                          $46                   $285
                                               ===                   ====


*Resulting from long-term debt incurred to finance the first tender offer.

Note 3.  Other Income

     The equity method of accounting will be applied to the Company's investment in Conrail throughout the period the investment is held in the voting trust. In accordance with APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock," other income includes 42% of Conrail's historical net income, adjusted for amortization, net of tax, of the difference between the Company's investment in Conrail and 42% of Conrail's underlying equity in net assets. The difference is primarily attributable to the estimated fair value of property and equipment, net of the related deferred taxes, and includes approximately $757 million in goodwill. This allocation is based on preliminary estimates of fair values of all Conrail assets and liabilities and is likely to change after the Definitive Documentation is finalized and regulatory approvals are obtained. To the extent that specific assets and liabilities are allocated to Conrail entities over which the Company will have a controlling financial interest, the allocation will be redesignated to follow the method in which the investment is accounted for subsequent to the approval by the STB. The preliminary estimates are also likely to change as additional information concerning fair values and remaining useful lives becomes available. An appraisal of the assets is currently underway. The Company intends to amortize any goodwill resulting from the purchase over a period of 40 years. Adjustments to property and equipment are depreciated over their estimated remaining useful lives, which range from 2 to 102 years.


    Preliminary Allocation of Purchase Price
    ----------------------------------------
        Net assets of Conrail at March 31, 1997                        $3,152
        CSX's economic interest                                       x    42%
                                                                        -----
        CSX share of Conrail net assets                                 1,324
        Estimated fair value adjustments, principally
           property and equipment                                       3,480
        Deferred taxes on estimated fair value adjustments
           and transaction fees                                        (1,305)
        Estimated goodwill                                                757
                                                                       ------
             Purchase price payable by CSX (including
                transaction costs)                                     $4,256
                                                                       ======


    Detail of Pro Forma Adjustment
    ------------------------------
                                                 Fiscal Quarter     Fiscal Year
                                                      Ended            Ended
                                                  Mar. 28, 1997    Dec. 27, 1996
                                                  -------------    -------------

Conrail  net income                                    $ 61            $ 342
CSX's economic interest                                x42%           x   42%
                                                       ----            -----
   Equity earnings from investment in Conrail            26              144
Depreciation                                            (19)             (77)
Amortization of goodwill (40-year life)                  (5)             (19)
Tax benefit on depreciation                               7               30
                                                       ----            -----
Net impact on other income                                9               78
Less: dividend amounts previously recognized
  (cost method)                                          (8)              (8)
                                                       ----            -----
   Pro Forma adjustment to Other Income (Expense)      $  1            $  70
                                                       ====            =====

Note 4.  Income Tax Expense

     Income tax expense includes the tax benefit on the additional interest expense (see Note 2) as well as the tax effect on equity income:


                                                   Fiscal Quarter   Fiscal Year
                                                       Ended          Ended
                                                   Mar. 28, 1997   Dec. 27, 1996
                                                   -------------   -------------
 Tax benefit on acquisition debt interest expense      $ (26)          $(104)
 Tax expense on dividends received                         1               5
                                                       -----           -----
 Net tax benefit                                         (25)            (99)
 Less tax benefit previously recognized                   (9)             (3)
                                                       -----           -----
     Pro forma adjustment to income tax expense        $ (16)          $ (96)
                                                       =====           =====

Note 5.  Unusual Events

     As described in Note 3, pro forma amounts reflected in the Pro Forma Condensed Consolidated Statements of Earnings were calculated and presented in accordance with the equity method of accounting. If the effects of 42% of Conrail's after-tax merger-related costs of $14 million had been excluded for the fiscal quarter ended March 28, 1997, pro forma net earnings and pro forma earnings per share would have been $128 million and 59 cents, respectively. If the effects of 42% of Conrail's one-time after-tax charge of $83 million related to voluntary separation programs and after-tax merger-related costs of $10 million had been excluded for the fiscal year ended December 27, 1996, pro forma net earnings and pro forma earnings per share would have been $775 million and $3.63, respectively.

Note 6.  Summarized Consolidated Conrail Financial Data

     Because of the numerous agreements that must be negotiated and completed, and because STB approval must be obtained, it is not possible to present some or most of the Company's investment in Conrail based on separate assets, liabilities and operations. However, the Company has a 42% economic interest in the entity formed to acquire Conrail Shares. It is expected that in some form, yet to be finally determined, the Company will have a primary operating interest in certain routes and facilities of Conrail. The following historical Conrail financial data, as of and for the quarter ended March 31, 1997 and the year ended December 31, 1996, respectively, is presented to facilitate an understanding of the Company's ultimate economic interest in Conrail:

                                  Conrail Inc.
                   Summarized Consolidated Statement of Income
                              (Dollars in millions)

                                           Quarter Ended          Year Ended
                                          March 31, 1997      December 31, 1996
                                          --------------      -----------------
Revenues                                      $ 906                $ 3,714
Operating expenses                              790                  3,113*
                                              -----                -------
     Income from operations                     116                    601
Interest expense                                (45)                  (182)
Other income - net                               27                    112
                                              -----                -------
     Income before income taxes                  98                    531
Income taxes                                     37                    189
                                              -----                -------
     Net income                               $  61                $   342
                                              =====                =======

*Operating expenses include a $135 million charge for voluntary separation programs, $83 million after tax.


                                  Conrail Inc.
                      Summarized Consolidated Balance Sheet
                              (Dollars in millions)

                                                    As of              As of
                                                Mar. 31, 1997     Dec. 31, 1996
                                                -------------     -------------
Assets
     Current assets                                $1,162              $1,117
     Property and equipment                         6,599               6,590
     Other assets                                     709                 695
                                                   ------              ------
         Total assets                              $8,470              $8,402
                                                   ======              ======
Liabilities and Stockholders' Equity
     Current liabilities                           $1,078              $1,092
     Long-term debt                                 1,889               1,876
     Other long-term liabilities                    2,351               2,327
                                                   ------              ------
         Total liabilities                          5,318               5,295
     Stockholders' equity                           3,152               3,107
                                                   ------              ------
         Total liabilities and stockholders'
           equity                                  $8,470              $8,402
                                                   ======              ======